Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

CSC Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-71965) on Form S-3 of CSC Holdings, Inc. of our report dated February 26, 2009, with respect to the consolidated balance sheets of CSC Holdings, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholder’s deficiency and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2008, and our report dated February 26, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 combined annual report on Form 10-K of CSC Holdings, Inc. and Cablevision Systems Corporation.

As discussed in our report dated February 26, 2009, the Company adopted the provisions of FASB Interpretation  No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007, and adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, with respect to financial assets and financial liabilities, as of January 1, 2008.

/s/ KPMG LLP

Melville, New York
February 26, 2009